EXHIBIT 99.1

CONTACT:	August 11, 2006
G. Scott Segler
Chief Financial Officer (908) 454-7774
SENTIGEN HOLDING CORP. ANNOUNCES SECOND QUARTER RESULTS
Phillipsburg, NJ, August 11, 2006: Sentigen Holding Corp. (Nasdaq: SGHL), today reported results for the quarter and six months ended June 30, 2006. Sentigen Holding Corp. conducts business through two wholly-owned operating subsidiaries: Sentigen Biosciences, Inc. (“Sentigen Biosciences”) and Cell & Molecular Technologies, Inc. (“CMT”).
Consolidated Results of Continuing Operations
     Revenues for the three months ended June 30, 2006 were $973,869 a 43% decrease over the revenues of $1,700,199 for the three months ended June 30, 2005. Our revenues are primarily attributed to CMT, which accounted for $778,964 of our consolidated revenues for the three months ended June 30, 2006 and a 48% decrease when compared to CMT’s revenues for the three months ended June 30, 2005. The remainder of the revenue on a consolidated basis was due to Sentigen Biosciences’ contract with the Technical Support Working Group (“TSWG”) which accounted for $194,905 of revenue for the three months ended June 30, 2006. In May 2006, Sentigen Biosciences reached a conclusion to the research objectives under its contract with TSWG and funding ended in June 2006.
     Revenues for the six months ended June 30, 2006 were $2,297,623, a 34% decrease over the $3,461,715 of revenues for the six months ended June 30, 2005. CMT accounted for $1,660,055 of our consolidated revenues for the six months ended June 30, 2006 and a 47% decrease when compared to CMT’s revenues for the six months ended June 30, 2005. The remainder of the revenues on a consolidated basis was primarily due to Sentigen Biosciences’ contract with TSWG which accounted for $453,569 of revenue for the six months ended June 30, 2006.
     The loss from continuing operations for the three months ended June 30, 2006 was $880,990 or $0.12 per share. This compares to a loss from continuing operations of $655,428 or $0.09 per share for the three months ended June 30, 2005. The increase in loss was primarily due to a decrease in the income from continuing operations of CMT offset by reductions in selling, general and administrative costs and research and development expenses.
     The loss from continuing operations for the six months ended June 30, 2006 was $1,559,478 or $0.21 per share. This compares to a loss from continuing operations of $1,206,659 or $0.16 per share for the six months ended June 30, 2005. The increase in loss was primarily due to the decline in revenues for the six months ended June 30, 2006, offset by decreases in operating expenses as compared to the six months ended June 30, 2005.
Results of Continuing Operations by Segment
     Cell & Molecular Technologies, Inc. Income from continuing operations attributable to CMT for the three months ended June 30, 2006 decreased 220% to a loss of $280,222. This is in comparison to income of $233,187 for the three months ended June 30, 2005. Income from continuing operations attributable to CMT for the six months ended June 30, 2006 decreased by 183% from $530,137 for the six months ended June 30, 2005 to a loss of $440,144. The decrease was primarily driven by CMT’s decreased revenues.
     Sentigen Biosciences. Loss from continuing operations attributable to Sentigen Biosciences for the three months ended June 30, 2006 was $284,165, a 38% reduction when compared to the loss from operations of $455,601 for the three months ended June 30, 2005. Loss from continuing operations attributable to Sentigen Biosciences for the six months ended June 30, 2006 was $368,510, a 56% improvement when compared to the loss from operations of $836,474 for the six months ended June 30, 2005. The reduction in loss was primarily due to the decrease in research and development costs.

     Corporate. Loss from continuing operations attributable to corporate holding company expenses for the three months ended June 30, 2006 was $396,227. This compares to a loss attributable to corporate holding company expenses of $504,489 for the three months ended June 30, 2005, a reduction of 21%. The decrease was primarily due to decreased compensation and commercial insurance expenses, offset by increased professional legal and public company expenses. Loss from continuing operations attributable to corporate holding company expenses for the six months ended June 30, 2006 was $916,022. This compares to a loss attributable to corporate holding company expenses of $1,044,876 for the six months ended June 30, 2005, a reduction of 12%. The reduction was primarily due to a decline in rent, commercial insurance, salaries and professional fees.
Cash and Working Capital
     At June 30, 2006, we had $253,264 in cash and cash equivalents, $11,461,828 in U.S. Treasury Notes at market value, and $10,791,185 in working capital. This compares to $106,622 in cash and cash equivalents, $13,378,020 in U.S. Treasury Notes, at market value, and $11,846,492 in working capital at December 31, 2005. It should be noted that we will need substantial amounts of additional financing to commercialize the research programs undertaken by us. We cannot give any assurances that this additional financing will be available to us on reasonable terms, if at all.
     On February 22, 2005, we sold Specialty Media, a division of CMT, for $6.5 million. Accordingly, the assets and liabilities of Specialty Media were disposed as of February 22, 2005 in our balance sheets. In addition, the statements of operations for Specialty Media have been accounted for as discontinued operations in our consolidated statements of operations.

SENTIGEN HOLDING CORP. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
Income statement highlights:

	(Unaudited)		(Unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue
CMT	$778,964	$1,509,026	$1,660,055	$3,106,730
Sentigen Biosciences	194,905	191,173	637,568	354,985

	973,869	1,700,199	2,297,623	3,461,715

Income after direct costs
CMT	295,052	928,728	758,948	1,925,829
Sentigen Biosciences	60,281	79,639	326,349	143,689

	355,333	1,008,367	1,085,297	2,069,518

Operating (loss)/income
CMT	(280,222)	233,187	(440,144)	530,137
Sentigen Biosciences	(284,165)	(455,601)	(368,510)	(836,474)
Corporate	(396,227)	(504,489)	(916,022)	(1,044,876)

Operating (loss)	(960,614)	(726,903)	(1,724,676)	(1,351,213)

Loss from continuing operations	(880,990)	(655,428)	(1,559,478)	(1,206,659)

(Loss)/income from discontinued operations, net of tax (including gain on disposal of $4,773,810, net of tax of $889,209 for the six months ended June 30, 2005	—	(88,200)	—	4,835,122

Net (loss)/income	$(880,990)	$(743,628)	$(1,559,478)	$3,628,463

Net income (loss) per share information:
Basic and diluted loss per share from continuing operations	$(0.12)	$(0.09)	$(0.21)	$(0.16)

Basic and diluted net (loss) income per share from discontinued operations	$—	$(0.01)	$—	$0.65

Basic and diluted net (loss) income per share	$(0.12)	$(0.10)	$(0.21)	$0.49

Weighted average shares outstanding:
Basic and Diluted	7,624,620	7,473,117	7,551,081	7,472,309

Balance Sheet Highlights:

	(Unaudited)
	June 30,	December 31,
	2006	2005
Cash and cash equivalents	$253,264	$106,622
U.S. treasury notes	11,461,828	13,378,020
Total current assets	12,637,016	14,531,489
Total assets	13,499,103	15,600,243

Current maturities of long term debt	$204,637	$191,383
Current liabilities	1,845,831	2,684,997
Long-term debt	537,255	644,490
Total liabilities	2,383,086	3,336,407

Stockholder’s Equity	$11,116,017	$12,263,836
Forward Looking Statements
     This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.
About Sentigen Holding Corp.
     Sentigen Holding Corp. conducts business through two wholly-owned operating subsidiaries: Sentigen Biosciences, Inc. (“Sentigen Biosciences”) and Cell & Molecular Technologies, Inc. (“CMT”).
     CMT provides contract research and development services to companies engaged in the drug discovery process in the following areas: molecular and cell biology, gene expression and protein biochemistry, bio-processing, high throughput screening support services, mouse genetics, and cell-based GPCR selectivity profiling. CMT works in cooperation with Sentigen Biosciences to commercialize specific applications of the Tango™ Assay System.
     Sentigen Biosciences has been primarily engaged in the development and commercialization of novel bioassay systems that elucidate the underlying biology of protein-protein interactions. Sentigen Biosciences has initially targeted its Tango™ Assay System to address the functionalization of G protein-coupled receptors (GPCRs) for pharmaceutical drug discovery and development. Sentigen Biosciences is devoting a significant portion of its research effort and resources to the development of a novel molecular profiling system, which the Company through CMT is commercializing. Management intends to continually review the commercial validity of the Tango™ Assay System, its applicability to functionalizing orphan GPCRs and the prospects of our new novel molecular profiling system in order to make the appropriate decisions as to the best way to allocate our limited resources. While we believe our technology capabilities in the bioscience area are substantial, up to this point, Sentigen Biosciences has incurred substantial operating losses. Although we have completed several pilot research collaborations, we have not entered into any drug discovery or development agreements, nor can any assurance be given that we will be able to do so on terms that are acceptable to us.
     For more information on our companies, please visit their respective websites: http://www.cmt-inc.net and http://www.sentigen.com.